Exhibit 10.1

PACWEST BANCORP CHANGE IN CONTROL Severance PLAN

Article 1
NAME, PURPOSE, ELIGIBILITY AND EFFECTIVE DATE

1.1           Name and Purpose of Plan. The purpose of this PacWest Bancorp Change in Control Severance Plan (this “Plan”) is to secure the continued services of certain senior executives and key employees of the Company and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control.

1.2           Effective Date. The Plan became effective on February 12, 2020 (the “Effective Date”). The compensation and benefits payable under this Plan are payable upon Change in Control events that occur after the Effective Date. At the Effective Date, the PacWest Executive Severance Pay Plan will be terminated and of no further force or effect.

1.3           ERISA Status. The Plan is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

Article 2
ELIGIBILITY AND BENEFITS

2.1           Eligible Individuals. Employees participating in the Plan (each, an “Eligible Individual”) will be the Chief Executive Officer of the Company and those senior executives and key employees of the Company who are designated in writing by the Company; provided that any officer of the Company subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) must be designated in writing by the Committee.

2.2              Protection Period. The Company will provide the benefits described in this Article 2 to an Eligible Individual whose employment with the Company terminates in an Involuntary Termination that occurs within the following periods (collectively, the “Protection Period”):

(a)               the two (2) year period following a Change in Control; or

(b)               the ninety (90) day period preceding the Change in Control if it is reasonably demonstrated that such termination (i) was at the request of the other party that has taken steps to effect a Change in Control (and a Change in Control occurs) or (ii) is otherwise in connection with, or in anticipation of, a Change in Control that actually occurs.

2.3           Severance Benefits. In the event that an Eligible Individual’s employment with the Company is terminated as a result of an Involuntary Termination during the Protection Period, the Eligible Individual will be entitled to the following payments and benefits under the Plan (subject to the terms and conditions hereof, including Sections 2.4, 2.5, 3.1, 3.2 and 3.3):

(a)               payment of any accrued, but unpaid, Base Salary through the Termination Date and any accrued, but unused, vacation time, payable within five (5) days following the Termination Date or sooner if required by applicable law;

(b)               if unpaid as of the Termination Date, payment of the Eligible Individual’s annual bonus in respect of the calendar year prior to the calendar year in which the Termination Date occurs, based on actual performance and paid at the time such bonuses are paid to employees of the Company, generally;

(c)               a lump sum cash payment equal to the Severance Multiple, multiplied by the sum of the Eligible Individual’s (1) Base Salary and (2) the greater of the Eligible Individual’s (i) Target Bonus or (ii) Average Bonus, payable no later than the sixtieth (60th) day following the Termination Date;

(d)               a lump sum cash payment equal to the Pro-Rata Bonus, payable no later than the sixtieth (60th) day following the Termination Date;

(e)               a lump sum cash payment equal to the Severance Multiple, multiplied by the amount of the Company’s annual employer subsidy for the health and welfare benefits provided to the Eligible Individual at the levels at which the Eligible Individual participated on the Termination Date (including executive health and welfare benefits, if any);

(f)                any amount or benefit arising from the Eligible Individual’s participation in, or benefits under, any employee benefit plans, programs or arrangements (including, without limitation, the PacWest Bancorp 2017 Stock Incentive Plan or a successor plan and/or award agreements issued thereunder), which amounts and benefits will be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements;

(g)               if, at the time of the Termination Date, the Eligible Individual has the use of an automobile provided at the expense of the Company or is otherwise provided an automobile allowance by the Company, the Eligible Individual will have the right, for ninety (90) days following the Termination Date: (i) to continue to use the automobile on the same basis on which such Eligible Individual used it immediately before the Termination Date, (ii) to purchase the automobile from the Company for its lowest wholesale Kelley Blue Book value from a range determined based on the actual mileage, condition and features of the applicable automobile, or, if the Company has leased the automobile, to assume the lease or (iii) to take the actions described in clauses (i) and (ii) of this Section 2.3(g); and

(h)               outplacement services in accordance with the Company’s usual practice for similarly situated employees as in effect immediately prior to the Change in Control or, if more favorable to the Eligible Individual, in accordance with the Company’s usual practice for similarly situated employees as in effect immediately prior to the Termination Date.

2.4           No Duplication of Severance Benefits. This Plan shall be construed and administered to avoid duplication of severance benefits that may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation. In the event an Eligible Individual is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Termination Date, that may duplicate the severance benefits provided for in Section 2.3, the Committee is specifically empowered to reduce or eliminate the duplicative severance benefits provided for under the Plan. For the avoidance of doubt, amounts awarded under a retention bonus that payout in connection with a qualifying termination of employment shall not be considered duplicative of the severance benefits provided under Section 2.3 of this Plan.

2.5           Conditions to Severance Benefits. An Eligible Individual’s receipt of payments and benefits under Sections 2.3(b), (c), (d), (e), (g) and (h) will be conditioned on the execution of a Separation and General Release Agreement in the form attached hereto as Exhibit A (the “Release”), and such Release must become effective and irrevocable in accordance with its terms.

2.6           Tax Effect of Payments.

(a)               In the event that any benefits payable to an Eligible Individual pursuant to the Plan or otherwise (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 2.6(a) would be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then the Eligible Individual’s Payments hereunder will be either (x) provided to the Eligible Individual in full or (y) provided to the Eligible Individual as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by the Eligible Individual, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event that the Payments are to be reduced pursuant to this Section 2.6(a), and none of such Payments are “deferred compensation” subject to Section 409A of the Code, then the reduction will occur in the manner elected by the Eligible Individual in writing prior to the date of payment. If any Payment constitutes “deferred compensation” subject to Section 409A of the Code or if the Eligible Individual fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to the Eligible Individual and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made, until the reduction is achieved. Unless the Company and the Eligible Individual otherwise agree in writing, any determination required under this Section 2.6(a) will be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”) which will provide detailed supporting calculations both to the Company and the Eligible Individual within fifteen (15) business days of the receipt of notice from the Company or the Eligible Individual that there has been a payment that may be subject to Section 4999 of the Code, or such earlier time as is requested by the Company, and whose determination will be final, conclusive and binding upon the Eligible Individual and the Company for all purposes (and the Company will report such payments consistently and will reasonably defend such calculations). For purposes of making the calculations required by this Section 2.6(a), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Eligible Individual agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 2.6(a).

(b)               Notwithstanding anything herein to the contrary, to the extent that the Committee determines, in its sole discretion, that any Payments to be provided hereunder to or for the benefit of an Eligible Individual who is also a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code or any successor or comparable provision) would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or any successor or comparable provision, the commencement of such payments and/or benefits will be delayed until the earlier of (i) the date that is six (6) months following the Termination Date or (ii) the date of the Eligible Individual’s death.

Article 3
RESTRICTIVE COVENANTS

3.1           Non-Disclosure of Confidential Material. During employment and thereafter, the Eligible Individual shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and Confidential Information relating to the Company and its businesses and investments, which will have been obtained by the Eligible Individual during his or her employment by the Company and which is not generally available public knowledge (other than by acts by the Eligible Individual in violation of this Plan). Except as may be required or appropriate in connection with the Eligible Individual carrying out his or her duties as an employee, he or she will not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Eligible Individual will use his or her reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets or Confidential Information to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. Notwithstanding anything to the contrary in this Plan or otherwise, nothing shall limit the rights of an Eligible Individual under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Eligible Individuals are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding or (3) to an attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

3.2           Non-Solicitation of Employees. By acceptance of payments and benefits under this Plan, each Eligible Individual agrees that, during his or her employment, and for a six (6) month period following the Termination Date, the Eligible Individual will not take any action, directly or indirectly (without the prior written consent of the Company), that causes or could reasonably be expected to cause any person who is then an employee of the Company or its affiliates to resign from the Company or its affiliates or to apply for or accept employment with any other business or enterprise.

3.3           Non-Solicitation of Customers. By acceptance of payments and benefits under this Plan, each Eligible Individual agrees that, during his or her employment, and for a six (6) month period following the Termination Date, the Eligible Individual will not, in any manner, directly or indirectly (without the prior written consent of the Company): (1) take any action that causes or could reasonably be expected to cause any customer or prospective customer of the Company or its affiliates to whom such Eligible Individual provided services or with whom such Eligible Individual otherwise had contact to become a customer of or transact any business with a Competitive Business or reduce or refrain from doing any business with the Company or its affiliates, (2) transact business with any customer or prospective customer that would cause the Eligible Individual to be a Competitive Business or (3) interfere with or damage any relationship between the Company and a customer or prospective customer.

3.4           Validity. The terms and provisions of this Article 3 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision set forth herein will thereby be affected. If for any reason any court of competent jurisdiction finds any provision of this Article 3 unreasonable in duration or geographic scope or otherwise, the Eligible Individual and the Company agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction.

3.5           Injunctive Relief. Without limiting any remedies available to the Company, by acceptance of payments and benefits under this Plan, an Eligible Individual will be deemed to have agreed and acknowledged that a breach of the covenants contained in this Article 3 will result in injury to the Company and its affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely, and that therefore, in the event of such a breach or threat thereof, the Company will be entitled to seek a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining the Eligible Individual from engaging in activities prohibited by this Article 3 or such other relief as may be required specifically to enforce any of the covenants in Sections 3.1, 3.2 and 3.3 herein. This provision will not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Plan or otherwise, and, except as limited in Section 5.8, all of the Company's rights and remedies will be unrestricted.

Article 4
CLAIMS FOR BENEFITS UNDER THE PLAN

4.1           Claims for Benefits under the Plan. If an Eligible Individual believes that he or she should have been eligible to participate in the Plan or disputes the amount of benefits under the Plan, such individual may submit a claim for benefits in writing to the Committee within 60 days after the individual’s termination of employment. If such claim for benefits is wholly or partially denied, the Committee will within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Committee may take up to an additional 90 days; provided that the Committee sends the individual written notice of the extension before the expiration of the original 90-day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) will be in writing, (2) will be written in a manner calculated to be understood by the individual and (3) will contain (a) the reasons for the denial, including specific reference to those Plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to request arbitration as set forth in Section 5.8, in lieu of bringing a civil action under Section 502(a) of ERISA, following an adverse decision after appeal. The Committee will have full discretion to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this Section 4.1, the claim will be deemed denied and the claimant will be permitted to exercise his or her rights to review pursuant to Sections 4.2 and 4.3.

4.2            Right to Request Review of Benefit Denial. Within 60 days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits. In connection with the individual’s appeal of the denial of his or her benefit, the individual may submit comments, records, documents or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim.

4.3           Disposition of Claim. The Committee will deliver to the individual a written decision on the claim promptly, but not later than 60 days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the 60-day period will be extended to 120 days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original 60-day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the individual, (2) contain references to the specific Plan provision(s) upon which the decision was based, (3) contain a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits and (4) contain a statement of the individual’s right to request arbitration as set forth in Section 5.8, in lieu of bringing a civil action under Section 502(a) of ERISA.

4.4           Exhaustion. An individual must exhaust the Plan’s claims procedures prior to proceeding with arbitration as set forth in Section 5.8.

Article 5
Administration of THE PLAN

5.1           Administration. The Plan will be administered by the Committee or such other persons designated by the Board. The Committee will have the authority to select the Eligible Individuals to be eligible for benefits under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan during the Protection Period will be subject to de novo review without any presumption of correctness. The Committee may delegate to one or more employees of the Company the authority to take actions on its behalf pursuant to the Plan.

5.2           Termination; Amendments. The Plan will have an initial term of two (2) years, which will be automatically extended by one (1) year beginning on the first (1st) anniversary of the Effective Date and on each anniversary thereafter, unless the Board or the Committee provides notice to all Eligible Individuals that the term will not be renewed beyond the then-existing expiration date. The Plan with respect to all Eligible Individuals or any particular Eligible Individual may be terminated or amended by the Board or the Committee; provided that a termination or any amendment that reduces the benefits to the Eligible Individual provided hereunder or otherwise adversely affects the rights of the Eligible Individual, without the Eligible Individual’s prior written consent: (i) may only be approved after the completion of the initial two (2) year term and prior to a Change of Control and (ii) may not be effected prior to the provision of twenty-four (24) months’ advance notice thereof to the Eligible Individual. Termination or amendment of the Plan will not affect any obligation of the Company under the Plan which has accrued and is unpaid as of the effective date of the termination or amendment.

5.3            Successors. The Company will require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no succession or assignment had taken place. In such event, the term “Company,” as used in this Plan, will mean (from and after, but not before, the occurrence of such event) the Company as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

5.4           Creditor Status of Eligible Individuals. In the event that any Eligible Individual acquires a right to receive payments from the Company under the Plan, such right will be no greater than the right of any unsecured general creditor of the Company.

5.5           Notice of Address. Each Eligible Individual entitled to benefits under the Plan must file with the Company, in writing, his or her post office address and each change of post office address. Any communication, statement or notice addressed to such Eligible Individual at such address will be deemed sufficient for all purposes of the Plan, and there will be no obligation on the part of the Company to search for or to ascertain the location of such Eligible Individual.

5.6           Headings. The headings of the Plan are inserted for convenience and reference only and will have no effect upon the meaning of the provisions hereof.

5.7           Choice of Law. TO THE EXTENT NOT PREEMPTED BY THE LAWS OF THE UNITED STATES, THE LAWS OF THE STATE OF CALIFORNIA WILL BE THE CONTROLLING LAW IN ALL MATTERS RELATING TO THIS PLAN, REGARDLESS OF THE CHOICE-OF-LAW RULES OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION.

5.8           Arbitration. Subject to the provisions of Section 3.5, any controversy or claim between an Eligible Individual and the Company arising out of or relating to or concerning this Plan (including the covenants contained in Article 3) and any dispute regarding such Eligible Individual’s employment or the termination thereof or any dispute regarding the application, interpretation or validity of this Plan (each, an “Employment Matter”) will be finally settled by arbitration in a location determined by the Eligible Individual (which location must be located within the county in which you primarily work) and administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. In the event of any conflict between this Plan and the rules of the AAA, the provisions of this Plan will be determinative. If the parties are unable to agree upon an arbitrator, they will select a single arbitrator from a list of seven (7) arbitrators designated by the office of the American Arbitrator Association having responsibility for the location selected by the Eligible Individual, all of whom will be retired judges who are actively involved in hearing private cases or members of the National Academy of Arbitrators, and who, in either event, are residents of such forum. If the parties are unable to agree upon an arbitrator from such list, they will each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used three (3) strikes, the remaining name on the list will be the arbitrator. The AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) each arbitrator will agree to treat as confidential evidence and other information presented to them, (ii) there will be no authority to award punitive damages, (iii) there will be no authority to amend or modify the terms of the Plan and (iv) a decision must be rendered within ten (10) business days of the parties’ closing statements or submission of post-hearing briefs. To the extent permitted by law, the Company will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, incurred by the Eligible Individual as a result of any Employment Matter; provided that if such expenses are not reimbursed in connection with a dispute that is exempt from Section 409A of the Code pursuant to Treas. Reg. 1.409A-1(b)(11), then such payment will be made by the Company to such Eligible Individual no later than the 30th calendar day following the date on which the dispute was resolved. The Eligible Individual or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Los Angeles County, California or such other jurisdiction as the Eligible Individual may determine in his or her discretion to enforce any arbitration award under this Section 5.8.

5.9           Withholding. All payments under the Plan will be subject to all applicable withholding of state, local, provincial and federal taxes.

5.10          No Implied Employment Contract. This Plan does not constitute a contract of employment or impose on an Eligible Individual any obligation to remain in the employ of the Company, nor does it impose on the Company or any of its subsidiaries any obligation to retain an Eligible Individual in his or her present or any other position, nor does it change the status of an Eligible Individual’s employment as an employee at will. Nothing in this Plan will in any way affect the right of the Company or any of its subsidiaries in its absolute discretion to change or reduce an Eligible Individual’s compensation at any time, or to change at any time one or more benefit plans, dental plans, health care plans, savings plans, bonus plans, vacation pay plans, disability plans and the like.

5.11          No Assignment. The rights of an Eligible Individual to payments or benefits under the Plan will not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 5.11 will be void.

5.12          Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which an Eligible Individual is entitled under any agreement between the Eligible Individual and the Company or under any plan maintained by the Company in which the Eligible Individual participates or participated will not be modified or lessened in any way, but will be payable according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, any benefits received by an Eligible Individual pursuant to this Plan will be in lieu of any severance benefits to which the Eligible Individual would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its management personnel and, upon consummation of a Change in Control, Eligible Individuals will in no event be entitled to participate in any such severance policy or other severance plan maintained by the Company for its management personnel.

5.13          Section 409A.

(a)               General. The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, will in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code will be paid under the applicable exception. Each payment of compensation under this Plan will be treated as a separate payment of compensation for purposes of Section 409A. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code. In no event may the Eligible Individual, directly or indirectly, designate the calendar year of any payment under this Plan.

(b)               In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan will be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that: (a) any reimbursement is for expenses incurred during the Eligible Individual’s lifetime (or during a shorter period of time specified in this Plan), (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, except, if such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such medical benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Eligible Individual as described in Treasury Regulation Section 1.409A-3(i)(iv)(B), (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; provided that the Eligible Individual will have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year following the calendar year in which such fees and expenses were incurred and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Article 6
DEFINITIONS

The following words and phrases will have the following meanings unless a different meaning is plainly required by the context:

6.1           “Average Bonus” means the average of the annual bonuses actually paid to the Eligible Individual in respect of the three (3) years preceding the year in which the Change in Control occurs or the year in which a Termination Date occurs, whichever is greater.

6.2           “Base Salary” means the annual base salary payable to an Eligible Individual at the time of a Change in Control or a Termination Date, whichever is greater.

6.3           “Board” means the Board of Directors of the Company.

6.4           “Cause” means:

(a)               willful malfeasance or willful misconduct by the Eligible Individual in connection with his or her employment;

(b)               continuing failure to perform such duties as are requested by any employee to whom the Eligible Individual reports or the Board;

(c)               failure by the Eligible Individual to observe material policies of the Company applicable to the Eligible Individual which is demonstrably and materially injurious to the Company; or

(d)               the conviction of an Eligible Individual of (i) any felony or (ii) any misdemeanor involving moral turpitude.

For purposes of this Section 6.4, no act or failure to act will be considered “willful” unless done or omitted to be done in bad faith and without reasonable belief that the Eligible Individual’s action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions of the Company’s chief executive officer or another senior officer of the Company will be conclusively presumed to be done, or omitted to be done, by the Eligible Individual in good faith and in the best interests of the Company. “Cause” will not exist unless and until the Company has delivered to the Eligible Individual a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding the Eligible Individual if the Eligible Individual is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to the Eligible Individual and an opportunity for the Eligible Individual, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in Section 6.4 has occurred and specifying the particulars thereof in detail.

6.5           “Change in Control” means:

(a)               the consummation of a plan of dissolution or liquidation of the Company;

(b)               the individuals who, as of the Effective Date, are members of the Board (“Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds (2/3) of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or publicly threatened “election contest” or other actual or publicly threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (a “Person”) other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any election contest or Proxy Contest;

(c)               the consummation of a plan of reorganization, merger or consolidation involving the Company (a “Transaction”) where either (A) the stockholders of the Company immediately prior to such Transaction own directly or indirectly less than sixty percent (60%) of the combined voting power of the outstanding voting securities of the company resulting from such Transaction (the “Surviving Company”) in substantially the same proportion as their ownership of voting securities of the Company immediately prior to such Transaction or (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Transaction constitute less than a majority of the members of the board of directors of the Surviving Company, or of a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company (in addition, a “Change in Control” will occur under this prong (c) if the conditions in both (A) and (B) occur);

(d)                the sale of all or substantially all the assets of the Company to another person; or

(e)               the acquisition by another Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock representing more than fifty percent (50%) of the voting power of the Company then outstanding by another Person.

6.6           “Code” means the Internal Revenue Code of 1986, as amended.

6.7           “Committee” means the Compensation, Nominating and Governance Committee of the Board, or any successor thereto or other committee designated by the Board to assume the obligations of the Committee hereunder.

6.8           “Company” means PacWest Bancorp, a Delaware corporation, and any successor or assignee as provided in Section 5.3.

6.9           “Competitive Business” means any business enterprise that either (i) engages in any activity that competes with the business of the Company or its affiliates or (ii) holds a five percent (5%) or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

6.10          “Confidential Information” means any information concerning the business or affairs of the Company or any of its affiliates which is not generally known to the public and includes, but is not limited to, any file, document, book, account, list (including, without limitation, customer lists), process, patent, specification, drawing, design, computer program or file, computer disk, method of operation, recommendation, report, plan, survey, data, manual, strategy, financial data, client information or data (including the terms and conditions of any business relationships between clients and the Company or its affiliates) or contract which comes to the knowledge of an Eligible Individual in the course of his or her employment or which is generated by an Eligible Individual in the course of performing his or her obligations to the Company whether alone or with others.

6.11         “Disability” means the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(e)(3) of the Code or any successor section thereto. The determination whether an Eligible Individual has suffered a Disability will be made by the Committee based upon such evidence as it deems necessary and appropriate. An Eligible Individual will not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

6.12         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

6.13         “Good Reason” means, without the Eligible Individual’s consent:

(a)               (i) any change in the Eligible Individual’s duties or responsibilities that is inconsistent in any material and adverse respect with the Eligible Individual’s position(s), duties, responsibilities or status with the Company immediately prior to the Change in Control (including any material and adverse diminution of such duties or responsibilities) or (ii) a material and adverse change in the Eligible Individual’s titles or offices with the Company as in effect immediately prior to the Change in Control;

(b)               a reduction by the Company in the Eligible Individual’s Base Salary or Target Bonus, as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter (other than a reduction of less than ten percent (10%) that is applicable to all employees generally);

(c)               any requirement of the Company that the Eligible Individual (i) be based anywhere more than fifty (50) miles from the office where the Eligible Individual is located as of immediately prior to the Change in Control or (ii) travel on Company business to an extent substantially greater than the Eligible Individual’s travel obligations as of immediately prior to the Change in Control; or

(d)               the failure of the Company to obtain the assumption of this Plan from any successor.

An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Eligible Individual will not constitute Good Reason. The Eligible Individual’s right to terminate employment for Good Reason will not be affected by the Eligible Individual’s incapacities due to mental or physical illness.

6.14         “Involuntary Termination” means any termination of an Eligible Individual’s employment with the Company (or its successor) (a) by the Company (or its successor) for any reason other than Cause or the Eligible Individual’s death or Disability or (ii) by the Eligible Individual with Good Reason.

6.15         “Pro-Rata Bonus” means an amount equal to the product of an Eligible Individual’s (a) Target Bonus for the year in which the Change in Control occurs or the year in which a Termination Date occurs, whichever is greater and (b) a fraction, the numerator of which is the number of days elapsed from the beginning of the applicable calendar year through the Eligible Individual’s Termination Date and the denominator of which is the number of days in the applicable calendar year.

6.16         “Severance Multiple” means, for each Eligible Individual, the applicable multiple set forth on Exhibit B hereto corresponding to such individual’s level of participation as designated in writing by the Committee and communicated to the Eligible Individual by the Company.

6.17         “Target Bonus” means an Eligible Individual’s target annual bonus under the annual incentive plan applicable to such Eligible Individual or any similar or successor plan for the year in which the Change in Control occurs or the year in which a Termination Date occurs, whichever is greater.

6.18         “Termination Date” means (a) for purposes of termination for Good Reason, the date that the Eligible Individual timely submits his or her written notice of resignation to the Company and (b) for purposes of any other Involuntary Termination, the date the Company delivers written notice of termination to the Eligible Individual.

EXHIBIT A – SEPARATION AND GENERAL RELEASE AGREEMENT

Separation and General Release AND agreement (this “Release”), by [name] (“Employee”) in favor of PacWest Bancorp and its subsidiaries (collectively, the “Company”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”).

WHEREAS, Employee’s employment with the Company was terminated, effective as of [●] (the “Termination Date”); and

WHEREAS, Employee is seeking certain payments under the PacWest Bancorp Change in Control Severance Plan (the “Plan”), that are conditioned on the effectiveness of this Release.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.                 General Release. Employee knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Employee (or Employee’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, arising under or in connection with Employee’s employment or termination of employment with the Company, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery; pain and suffering; and punitive or exemplary damages (the “Released Matters”). In addition, in consideration of the provisions of this Release, Employee further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Employee’s favor as of the Effective Date (as defined below).

Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and in so doing understands and acknowledges the significance of such specific waiver of Section 1542 that reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542, and furthermore waives any rights that he or she might have to invoke such provisions now or in the future with respect to the Released Matters.

Thus, notwithstanding the provisions of Section 1542, and in the purpose of implementing a full and complete release and discharge of the claims released by this Release, Employee expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which Employee does not know or suspect to exist in his or her favor at the time of execution hereof arising out of or relating in any way to the subject matter of the actions referred to herein above and that this Release contemplates the extinguishment of any such claims.

2.                Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not:

(a)               release any Claims for payments or benefits payable under Section 2.3 of the Plan;

(b)               release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Company plans that have vested according to the terms of those plans;

(c)               release any Claim that may not lawfully be waived;

(d)               release any Claim for indemnification and D&O insurance in accordance with applicable laws and the corporate governance documents of the Company; or

(e)               limit Employee’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not); provided that Employee is not agreeing to waive, and this Release shall not be read as requiring Employee to waive, any right Employee may have to receive an award for information provided to any governmental entity.

3.                 Additional Representations. Employee further represents and warrants that Employee has not filed any civil action, suit, arbitration, administrative charge or legal proceeding against any Released Party, nor has Employee assigned, pledged or hypothecated as of the Effective Date any Claim to any person, and no other person has an interest in the Claims that he or she is releasing.

4.                 Acknowledgements by Employee. Employee acknowledges and agrees that Employee has read this Release in its entirety and that this Release is a general release of all known and unknown Claims. Employee further acknowledges and agrees that:

(a)               this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Release and Employee acknowledges that he or she is not releasing, waiving or discharging any ADEA Claims that may arise after the Effective Date of this Release;

(b)               Employee is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which he or she is not already entitled to receive;

(c)               Employee has been advised, and is being advised by the Release, to consult with an attorney before executing this Release; [Employee acknowledges that he or she has consulted with counsel of his or her choice concerning the terms and conditions of this Release;]

(d)               Employee has been advised, and is being advised by this Release, that he or she has been given at least [twenty-one (21)] [forty-five (45)] days within which to consider the Release, but Employee can execute this Release at any time prior to the expiration of such review period; [and]

(e)               [because this Release includes a release of claims under ADEA, Employee is being provided with the information contained in Schedule 1 hereto in accordance with the OWBPA; and]1

(f)                Employee is aware that this Release shall become null and void if he or she revokes his or her agreement to this Release within seven (7) days following the date of execution of this Release. Employee may revoke this Release at any time during such seven (7) day period by delivering (or causing to be delivered) to the Company written notice of his or her revocation of this Release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”). Employee agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release.

1 To be included for applicable employees.

5.                 Governing Law. To the extent not subject to federal law, this Release will be governed by and construed in accordance with the law of the State of California.

6.                 Severability. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, the remainder of the Release shall remain in full force and effect.

7.                 Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.

8.                 Counterparts; Facsimile Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

IN WITNESS WHEREOF, Employee has signed this Release on _________ ____, 20___. [TO BE DATED ON OR AFTER THE TERMINATION DATE]

[Name]

EXHIBIT B – SEVERANCE MULTIPLES

Eligible Individual	Severance Multiple

B-1